Exhibit 99(h)(3)

RETIREMENT PLAN

AGREEMENT

THIS AGREEMENT is made this      day of                 , 2011, by and between UMB BANK, N.A., a national banking association, having its principal office and place of business at 1010 Grand Avenue, Kansas City, Missouri 64141 (the “Bank”), UMB FUND SERVICES, INC., a Wisconsin corporation, having its principal office and place of business at 803 West Michigan Street, Milwaukee, Wisconsin 53233 (“UMBFS”), and each of the separate investment funds set forth on Appendix D attached hereto , having their principal office and place of business at 11400 W. Olympic Blvd., Los Angeles, California 90064 (each a “Fund” and collectively the “Funds”).

WHEREAS, the Fund offers or intends to offer to its shareholders and potential shareholders one or more retirement or similar plans described in Appendix A hereto and as such is the sponsor of custodial accounts (“Accounts”) pursuant to Custodial Agreements (the “Account Agreements”);

WHEREAS, the Fund wishes to appoint the Bank as the custodian for the Accounts, and the Bank is willing to accept appointment as custodian for the Accounts, on the terms and conditions set forth herein; and

WHEREAS, the Fund and the Bank desire UMBFS to perform, in its capacity as transfer agent for the Fund, certain administrative and recordkeeping duties relative to the Accounts.

NOW, THEREFORE, the parties to this Agreement agree to the following:

1.                          The Bank represents to the Fund and UMBFS that it is, and as long as the Accounts and this Agreement are in effect will be, qualified to act as custodian under all applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable laws, rules and regulations.

2.                          The Fund hereby appoints the Bank and the Bank hereby accepts appointment as custodian for the Accounts.  The Bank agrees to act as custodian for the Accounts subject to the terms hereof, and of each of the Account Agreements.

a.                          The Bank understands and agrees that from time to time the Fund may propose amendments to the Account Agreements, whether to comply with then-current provisions of the Code or otherwise, and such amendments shall take effect subject to the provisions of the Account Agreements and subject to the Bank’s rights thereunder.  The rights of the Fund to propose amendments from time to time shall not affect the Bank’s responsibilities as provided herein.

b.                          The appointment of the Bank as custodian hereunder is subject to (i) the terms of the respective Account Agreements; (ii) this Agreement (which shall govern in case of any inconsistency between the terms of this Agreement and any of the

Account Agreements or to the extent the respective Account Agreements do not apply) and the right of the Fund hereunder to terminate the appointment of the Bank as custodian under the Account Agreements and to name a successor custodian at any time and from time to time on written notice to the Bank; and (iii) the rights of the Bank and of the Fund to terminate such custodianship in accordance with the terms of the Account Agreements and this Agreement.

3.                          UMBFS hereby agrees to diligently perform the administrative and recordkeeping services described in Appendix B with respect to the Accounts. It is understood that it is not the responsibility of any party hereunder to perform tests and/or monitor and enforce any contribution or benefit limitations or distribution requirements imposed by the Code, such responsibility being that of the party adopting the Account Agreement.

4.                          The parties acknowledge and agree that UMBFS and the Bank will not serve as “plan administrator” (as defined by the Employee Retirement Income Security Act of 1974, as amended) of any Account or in any other administrative capacity or other capacity except as transfer agent and custodian, respectively, thereof.

5.                          The responsibilities for preparing and keeping current the documents related to the Account Agreements shall be as follows:

a.                          The Fund shall provide UMBFS with final forms of (i) Account Agreements, disclosure statements and similar documents (“Account Documents”) and (ii) application forms, transfer forms, beneficiary designation forms and similar documents (“Related Documents”), and shall keep such Account Documents and Related Documents current by providing timely any necessary amendments, modifications and supplements thereto.  The use of any Account Documents and Related Documents shall be subject to the advance approval of UMBFS and the Bank, which approval shall not be unreasonably withheld.

b.                          Any approvals by UMBFS or the Bank under Section 5(a) shall constitute only UMBFS’ or the Bank’s consent to use any such materials and not the approval of the contents or the effect thereof.  The Fund shall bear full responsibility for the Account Documents and the Related Documents and the compliance thereof with all applicable laws, rules and regulations, as amended from time to time, and shall fully protect, indemnify and hold harmless the Bank and UMBFS against any losses arising out of its or their reliance thereon.

6.                          UMBFS is hereby authorized to sign any Account Agreement or application for an account by and on behalf of the Bank as custodian, or endorse any check or draft or other item payable to the Bank by and on behalf of the Bank as custodian, and to designate an employee or employees of UMBFS as authorized persons to execute such signatures and endorsements.  The Bank shall promptly transmit, properly endorsed, to UMBFS any monies, checks or other property received by the Bank as custodian for investment for the Accounts.

7.                          UMBFS shall collect and retain all fees charged to the Accounts including those as compensation for its services hereunder.  UMBFS may from time to time, after receipt of approval from the Fund, change such fee schedule. The Bank authorizes the distribution on its behalf of any revised fee schedule to existing and prospective Account holders. In the event the Fund determines to waive all or a portion of any related Account fees, the Fund shall continue to be responsible for arranging for payment of all Account related fees to UMBFS.

8.                          The Bank acknowledges the proprietary and confidential nature of the Fund’s list of shareholders, and hereby agrees not to disclose to any other person the names of such shareholders without prior written permission from the Fund, except where such disclosure is required by the Code or other law or where the Bank may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when subject to governmental or regulatory audit or investigation.

9.                          Each party agrees to fully protect the others in relying upon the respective duties and responsibilities of each party under the Account Agreements and this Agreement, and agree that each will fully indemnify the others and save and hold them harmless from and against any and all claims, damages (including reasonable attorneys’ fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever resulting from or arising out of their respective duties and responsibilities under the Account Agreements and this Agreement; provided however, no party is required to protect, indemnify or hold another harmless for any claims, damages (including reasonable attorneys’ fees), costs, expenses, losses, judgments, taxes or liabilities arising out of, resulting from, or in connection with the negligence, bad faith or willful misconduct of another party.

10.                   No provision of this Agreement shall modify or supersede any provision of the Transfer Agent Agreement executed by UMBFS and the Fund and in the event the agreement conflicts with respect to any matter, the terms of the Transfer Agent Agreement shall control.

11.                   This Agreement may be terminated at any time by mutual consent of the Bank, UMBFS, and the Fund, or upon ninety (90) days’ written notice to each of the other parties by any party.  Upon termination, the Bank and UMBFS shall transfer the records of the Accounts as directed by the Fund in the form maintained by the parties. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, assume full responsibility hereunder and UMBFS and the Bank shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Anything herein to the contrary notwithstanding, the protective covenants and indemnities provided by this Agreement shall survive the termination of the Agreement and shall continue in effect with respect to any and all matters arising (or alleged by any third party to have occurred, whether by way of act or default) during the existence of the Agreement.

12.                   No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

13.                   Notices shall be communicated by first class mail, or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.

If to Bank:	UMB Bank, N.A.
P.O. Box 419692
Kansas City, Missouri 64141
Attn: Bonnie Johnson

If to UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attn: General Counsel

If to Fund:	FPA Funds
11400 W. Olympic Blvd., Suite 1200
Los Angeles, CA 90064
Attn: J. Richard Atwood

14.                   This Agreement shall be governed by the laws of the State of Wisconsin.

15.                   This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards as of the day and year first above written.

UMB BANK, N.A.,

By:

Title:

UMB FUND SERVICES, INC.

By:

Title:

FPA CAPITAL FUND, INC.

By:

Title:

FPA CRESCENT FUND

By:

Title:

FPA NEW INCOME, INC.

By:

Title:

FPA PARAMOUNT FUND, INC.

By:

Title:

FPA PERENNIAL FUND, INC.

By:

Title:

APPENDIX A

PLANS

Individual Retirement Accounts that are offered by the Fund under the provisions of Sections 408, 403(b) and/or 530 of the Code, and the regulations promulgated thereunder:

Traditional IRA

Roth IRA

SEP IRA

SIMPLE IRA

APPENDIX B

SERVICES

Pursuant to the Agreement, UMBFS shall:

a.                          Receive, allocate to the appropriate Account, and invest pursuant to the governing Account Agreement, all contributions made thereunder, in accordance with the written instructions of the duly authorized directing authority;

b.                          Reinvest for each Account all dividends and capital gains or other distributions payable on the shares credited thereto;

c.                           Maintain and reconcile Account records and investment transaction records;

d.                          Furnish to each Account grantor (with respect to each grantor’s individual Account), promptly after the end of each calendar year, a statement of such grantor’s account showing:

i.                              The net asset value of all full and fractional shares as of the first and last business days of the calendar year,

ii.                           Contributions to and distributions from the account during the calendar year, and

iii.                        Earnings reinvested in the account during the calendar year.

e.                           Furnish to each Account grantor (with respect to each grantor’s individual Account) a confirmation of each transaction in accordance with the terms of the Fund’s then current prospectus;

f.                            Make distributions from Accounts, including withholding and remittance of federal tax, in accordance with the provisions of the Account Agreements and relevant provisions of the Code;

g.                           Furnish information returns and reports to each Account grantor (with respect to each grantor’s individual Account) and to the Internal Revenue Service as may be required by the Code; and

h.         Other such functions as all of the parties may agree to from time to time.

APPENDIX C

FEES

FEES:  Annual maintenance fee: $15 per account.  The annual maintenance fee will be deducted from shareholder accounts unless otherwise paid by or on behalf of the shareholder typically during the fourth quarter of each calendar year.

Transfer/re-characterization/redemption fee: $15 per occurrence.

The fees listed above represent the same fees that are charged pursuant to those certain Transfer Agency Agreements between UMBFS and the Funds.  These fees shall not be duplicated as a result of their inclusion in this Appendix.

Appendix C

FUNDS

FPA Capital Fund, Inc.

FPA Crescent Fund

FPA New Income, Inc.

FPA Paramount Fund, Inc.

FPA Perennial Fund, Inc.